Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 22, 2014

Board of Directors

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, California 90404

Ladies and Gentlemen:

We are acting as counsel to Colony Financial, Inc., a Maryland corporation (the “Company”), in connection with the public offering of 17,250,000 shares (including 2,250,000 shares to cover the exercise in full of the option to purchase additional shares, which option was exercised in full on July 18, 2014) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The offering by the Company is being made pursuant to a prospectus supplement dated July 16, 2014 and the accompanying base prospectus dated March 29, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-187610) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Common Stock will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Maryland, as amended, currently in effect (the “MGCL”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Common Stock pursuant to the terms of the Underwriting Agreement dated July 16, 2014, by and among the Company, Colony Financial Manager, LLC, a Delaware limited liability company, and Merrill Lynch, Pierce, Fenner & Smith, J.P. Morgan Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (the “Underwriting Agreement”), and (ii) receipt by the Company of the consideration for the Common Stock specified in the resolutions of the Board of Directors and the

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Board of Directors Colony Financial, Inc.	2	July 22, 2014

Pricing Committee of the Board of Directors, the Common Stock will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Stock, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP